Execution Copy

AGREEMENT AND PLAN OF MERGER
dated as of August 12, 2019
by and among
LEVEL ONE BANCORP, INC.
AASB ACQUISITION, INC.
and
ANN ARBOR BANCORP, INC.

i

Section 11.4	Modification	45
Section 11.5	Extension of Time; Waiver	45
Section 11.6	Notices	46
Section 11.7	Entire Agreement	47
Section 11.8	Severability	47
Section 11.9	Further Assurances	47
Section 11.10	Counterparts	47
Section 11.11	Time of Essence	47

Article 12 DEFINITIONS		48
Section 12.1	Definitions	48
Section 12.2	Principles of Construction	54

Exhibits

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Bank Consolidation Agreement
Exhibit C	Form of Restated Articles of Incorporation of the Surviving Corporation
Exhibit D	Form of Legal Opinion

v

Index of Defined Terms

Acquisition Proposal	50	Company Stock Option	5
Adjusted Equity	3	Company Stock Plans	51
Affiliate	50	Company Transaction Expenses	51
Agreement	1	Contemplated Transactions	52
Bank Consolidation	2	Contract	52
Bank Consolidation Agreement	2	Control, Controlling or Controlled	52
Borrowing Affiliate	31	Conversion	52
Business Day	50	Conversion Project Manager	41
Certificate of Merger	2	Covered Employees	39
CIC Payment	40	CRA	52
Closing	1	D&O Cap	37
Closing Date	2	Deposit Insurance Fund	52
Code	50	Derivative Transactions	52
Company	1	DOL	52
Company Adverse Recommendation	33	Draft Company Officers’ Certificate	3
Company Articles of Incorporation	50	Effective Time	2
Company Bank	1	Enforceability Exceptions	7
Company Benefit Plan	50	Environment	52
Company Board	1	Environmental Laws	52
Company Bylaws	51	ERISA	52
Company Capitalization Date	8	Exchange Act	53
Company Common Stock	1	Excluded Shares	53
Company Confidentiality Agreement	29	Existing D&O Policy	36
Company Director	37	FDIC	53
Company Director Deferred Compensation Plan	8	Federal Reserve	53
Company Disclosure Schedules	57	GAAP	53
Company Employees	31	Governing Agreement	53
Company ERISA Affiliate	51	Governmental Authority	53
Company Financial Statements	9	Hazardous Materials	53
Company Investment Securities	22	Indemnified Party	36
Company Loans	11	Intellectual Property	21
Company Material Adverse Effect	51	IRS	53
Company Material Contract	18	Knowledge	53
Company Officers’ Certificate	42	Legal Requirement	53
Company Permitted Exceptions	10	Letter of Transmittal	4
Company Preferred Stock	8	made available	57
Company Share Amount	51	MBCA	53
Company Shareholder Approval	23	Measurement Date	3
Company Shareholders’ Meeting	33	Measurement Date Balance Sheet	42
Company Stock Certificates	4	Merger	1

Merger Sub	1	PBGC	54
Mortgage Loan	12	Per Share Merger Consideration	3
Nasdaq Rules	53	Person	55
New Plans	39	Previously Disclosed	57
Old Plans	39	Principal Company Shareholders	34
Option Cash-out Agreement	5	Proceeding	55
Option Issued Shares	3	Proxy Statement	33
Option Payments	5	Regulatory Development	38
Order	53	Representative	55
Ordinary Course of Business	54	Requisite Regulatory Approvals	55
OREO	54	Sandler	23
Parent	1	SBA	12
Parent Articles of Incorporation	54	SEC	55
Parent Bank	1	Securities Act	55
Parent Benefit Plan	54	Subsidiary	55
Parent Board	1	Superior Proposal	55
Parent Bylaws	54	Surviving Corporation	1
Parent Capital Stock	54	Target Equity	3
Parent Capitalization Date	25	Tax	55
Parent Common Stock	54	Tax Return	56
Parent ERISA Affiliate	54	Termination Date	45
Parent Evaluation Date	26	Termination Fee	46
Parent Financial Statements	26	Total Payments	40
Parent Material Adverse Effect	54	Transfer Taxes	56
Parent Preferred Stock	25	Transition Date	56
Parent SEC Reports	54	Trust Account	56
Paying Agent	4	USDA	12
Payment Fund	4	Voting Agreement	1

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 12, 2019, by and among Level One Bancorp, Inc., a Michigan corporation (“Parent”), AASB Acquisition, Inc., a Michigan corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Ann Arbor Bancorp, Inc., a Michigan corporation (the “Company”).
RECITALS
WHEREAS, the board of directors of Parent (the “Parent Board”) has approved, and the boards of directors of the Company (the “Company Board”) and Merger Sub have each approved and adopted, this Agreement, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, with each issued and outstanding share of common stock, no par value per share, of the Company (“Company Common Stock”), other than any Excluded Shares, being converted into the right to receive the Per Share Merger Consideration;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and the Principal Company Shareholders are entering into a Voting Agreement (the “Voting Agreement” ), in the form attached as Exhibit A, pursuant to which the Principal Company Shareholders will agree to take specified actions in furtherance of the Merger; and
WHEREAS, it is intended that, immediately following the Merger, Ann Arbor State Bank, a Michigan state chartered bank and wholly owned subsidiary of the Company (the “Company Bank”), will consolidate with Level One Bank, a Michigan state chartered bank and wholly owned Subsidiary of Parent (“Parent Bank”), with Parent Bank surviving as the consolidated bank;
NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein, and the representations, warranties, covenants and agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
Article 1
THE MERGER; BANK CONSOLIDATION
Section 1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the MBCA.
Section 1.2    Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., local time, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg, LLP, 200 West Madison St., Chicago, Illinois, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as Parent and the Company may agree in writing (the “Closing Date”).
Section 1.3    Effective Time. On the Closing Date, as soon as practicable after the satisfaction or waiver of the conditions set forth in Articles 8 and 9, Merger Sub and the Company shall duly file a certificate of merger with respect to the Merger with the Michigan Department of Licensing and Regulatory Affairs (the “Certificate of Merger”), duly executed by Merger Sub and the Company in accordance with the relevant provisions of the MBCA, which Certificate of Merger shall be effective upon filing, or such other date and time as Parent and the Company may mutually agree and is specified in the Certificate of Merger (the “Effective Time”).
Section 1.4    Effects of the Merger. The Merger shall have the effects set forth in the MBCA and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.5    Organizational Documents; Directors and Officers.
(a)    At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit C, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable law.
(b)    At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.
(c)    The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 1.6    Bank Consolidation. Promptly following the execution and delivery of this Agreement, Parent and the Company shall cause the Parent Bank and the Company Bank, respectively, to enter into a consolidation agreement substantially in the form attached hereto as Exhibit B, or such other form as Parent and the Company may mutually agree (such agreement, the “Bank Consolidation Agreement”), pursuant to which, following the Merger, if and at such time as Parent may determine in its sole discretion, the Company Bank shall consolidate with Parent Bank, with Parent Bank surviving as the consolidated bank (the “Bank Consolidation”). Prior to the Effective Time, Parent shall cause Parent Bank, and the Company shall cause the Company Bank, to execute such certificates, agreements and other documents, and to take such other actions, in each case as are reasonably necessary to effectuate the Bank Consolidation on the date of the Effective Time, or on such other date thereafter as Parent may specify in writing. In accordance with Section 3701(8) of the Michigan Banking Code of 1999, Parent, as the sole shareholder of Parent Bank, and the Company, as the sole shareholder of the Company Bank, each hereby waive the shareholder meeting requirement of Section 3701 of the Michigan Banking Code with respect to the Bank Consolidation Agreement.
Article 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any shares of capital stock of Parent or the Company, the following shall occur:

(a)    Capital Stock of Merger Sub. Each issued and outstanding share of common stock, no par value per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.
(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, shall be converted into the right to receive $38.50 in cash, subject to adjustment in accordance with Section 2.1(e) (the “Per Share Merger Consideration”).
(c)    Cancellation of Excluded Shares. Each Excluded Share, including any shares of Company Common Stock held in the Company’s treasury, shall be cancelled and no consideration will be issued or paid in exchange therefor.
(d)    No Effect on Parent Capital Stock. The Merger shall have no effect on the issued and outstanding shares of Parent Capital Stock, which, immediately after the Closing, shall remain outstanding as issued and outstanding shares of Parent.
(e)    Adjustment of Per Share Merger Consideration. If (i) the Adjusted Equity of the Company is less than $39,000,000 (the “Target Equity”) or (ii) the Company Share Amount is greater than an amount equal to the sum of (x) 1,741,201 plus (y) the aggregate number of shares of Company Common Stock issued after the date hereof pursuant to the exercise of Company Stock Options issued and outstanding on the date hereof (the “Option Issued Shares”), then the Per Share Merger Consideration shall be reduced to equal an amount, rounded to the nearest hundredth of a cent, equal to the quotient of (1) an amount equal to (A) $67,056,258.50 minus (B) the amount, if any, by which Target Equity exceeds Adjusted Equity, divided by (2) an amount equal to (A) the Company Share Amount minus (B) the number of Option Issued Shares. For purposes of this Agreement, “Adjusted Equity” means the total consolidated shareholders’ equity of the Company as of the close of business on (I) the final day of the month that immediately precedes the month in which the Closing Date occurs, (II) if and only if the Closing Date will be during the first ten (10) Business Days of a month, the final day of the second month preceding the month in which the Closing Date occurs, or (III) such other date as Parent and the Company may mutually agree in writing (such time, the “Measurement Date”), as reflected on the Measurement Date Balance Sheet, calculated on a consolidated basis and in accordance with GAAP, as adjusted as set forth on Schedule 2.1(e). At least seven (7) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a copy of the Company Officers’ Certificate, in draft form, which shall be subject to review and approval by the Parent (such approved draft, the “Draft Company Officers’ Certificate”).
Section 2.2    Cancellation of Shares. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any certificates (it being understood that any reference herein to a “certificate” shall be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Per Share Merger Consideration, subject to the terms of this Agreement. After the Effective Time, there shall be no transfers on the stock transfer books of the Company.
Section 2.3    Paying Agent.
(a)    Parent shall designate Continental Stock Transfer and Trust Company, or another Person reasonably acceptable to the Company, to serve, pursuant to the terms of a paying agent agreement, as the paying agent for purposes of this Agreement (the “Paying Agent”). Parent shall be solely responsible for the payment of any fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall authorize the payment of and shall make available to the Paying Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2, the aggregate cash payable pursuant to Section 2.1. Such amount of cash is referred to in this Article 2 as the “Payment Fund.”
(b)    As promptly as reasonably practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock (“Company Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Paying Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.
(c)    Any portion of the Payment Fund that remains unclaimed by the shareholders of the Company one (1) year after the Effective Time shall be paid to the Surviving Corporation, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation, or its successors in interest, for payment of the Per Share Merger Consideration. Notwithstanding the foregoing, none of the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(d)    Parent shall be entitled to rely upon the Company’s stock transfer books and the Company’s register to establish the identity of those Persons entitled to receive consideration pursuant to this Article 2, which books and register shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Company Stock Certificate, Parent shall be entitled to deposit the full Per Share Merger Consideration into which the shares of Company Common Stock represented by such Company Stock Certificate shall have been converted in escrow with an independent third party providing for the payment to the owner of such Per Share Merger Consideration upon resolution of such ownership and thereafter be relieved from any and all liability and obligation with respect to any claims thereto.
(e)    Parent, the Company, the Surviving Corporation and the Paying Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under any applicable Legal Requirement. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. All such amounts that are deducted and withheld shall be timely paid to the applicable Governmental Authority as required by applicable Legal Requirements.
(f)    If any holder of a Company Stock Certificate requests that payment of any cash that such holder is entitled to receive pursuant to this Article 2 be paid by means of a wire transfer in his, her or its duly executed and completed Letter of Transmittal, the Paying Agent may make payment of such cash that such holder is entitled to hereunder by wire transfer in accordance with such request, and the cost of any such wire transfer shall be charged to the account of, and deducted from the proceeds paid to, such holder hereunder.

(g)    If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, Parent shall, or shall cause the Paying Agent to, deliver to such person the Per Share Merger Consideration into which the shares represented by such lost Company Stock Certificate shall have been converted, subject to the terms of and in accordance with this Article 2.
Section 2.4    Company Stock Options.
(a)    Prior to Closing, the Company shall require each holder of an option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) to execute a stock Option Cash-out Agreement (each, an “Option Cash-out Agreement”), which shall be in form and substance reasonably acceptable to Parent, and which shall provide for a full release from such holder of any claims related to the Company Stock Options against the Company and Company Bank (other than claims related to the nonpayment of any Option Payments), and shall provide that each Company Stock Option held by such holder, whether vested or unvested, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive, promptly after the Effective Time a cash payment in respect of such cancellation from the Company in an amount, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) the excess, if any, of (x) the Per Share Merger Consideration, minus (y) the exercise price per share of Company Common Stock subject to such Company Stock Option (collectively, the “Option Payments”). Prior to the Closing, the Company shall take all actions necessary or appropriate to give effect to such actions, including the adoption of any necessary amendments to the applicable Company Stock Plans and any award or similar agreements with respect to any Company Stock Options; provided that the Company shall not make any consent or similar payments to the holder of any Company Stock Options in connection with the entry into any Option Cash-out Agreement or any amendment to any award or similar agreement with respect to any Company Stock Options. The Option Payments shall be treated as compensation and shall be payable by the Surviving Corporation pursuant to Section 2.4(c) net of all applicable federal, state and local Taxes required to be withheld by the Surviving Corporation.
(b)    At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Stock Options pursuant to this Section 2.4, and (ii) cause the Company Stock Plans to terminate at or prior to the Effective Time. The Company shall not issue any additional options or awards under the Company Stock Plans on or after the date hereof, and the Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other stock or equity securities of Parent, the Surviving Corporation or any Person pursuant to or in settlement of Company Stock Options.
(c)    As soon as reasonably practicable following the Effective Time and receipt of an executed Option Cash-out Agreement, the Surviving Corporation shall pay or cause to be paid the Option Payments contemplated by Section 2.4(a) through the payroll system of the Surviving Corporation.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Previously Disclosed, the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 3.1    Company Organization. The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956; and (c) has full power and authority, corporate and otherwise, to operate as a financial holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Schedule 3.1 of the Company Disclosure Schedules sets forth true, complete and correct copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, which are in full force and effect.
Section 3.2    Company Subsidiaries.
(a)    The Company Bank is a Michigan state chartered bank duly organized, validly existing and in good standing under the laws of the State of Michigan. The deposit accounts of the Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, all premiums and assessments required to be paid in connection therewith have been paid when due, and, to the Company’s Knowledge, there are no proceedings for the termination of such insurance are pending or threatened in writing. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Schedule 3.2(a)(i) of the Company Disclosure Schedules sets forth a list of each Subsidiary of the Company and its state of incorporation or organization. Schedule 3.2(a)(ii) of the Company Disclosure Schedules includes true, complete and correct copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are in full force and effect as of the date of this Agreement.
(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.3    Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its shareholders. This Agreement has been duly adopted by the Company Board. The Company Board has directed this Agreement be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders and has resolved to recommend that the Company’s shareholders vote in favor of the approval of this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity (the “Enforceability Exceptions”).
Section 3.4    No Conflict. Except as set forth on Schedule 3.4 of the Company Disclosure Schedules, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) assuming receipt of the Company Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, articles of organization or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, managers or members of, the Company or any of its Subsidiaries; (ii) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject; or (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under, any Company Material Contract, except, in case of this clause (iii) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except for: (x) the filing of applications, filings and notices, as applicable, with any governmental authority or third-party required to be filed or provided to obtain the Requisite Regulatory Approvals, and approval of such applications, filings and notices; and (y) the filing of the Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions by the Company.
Section 3.5    Company Capitalization.
(a)    The authorized capital stock of the Company consists exclusively of 3,000,000 shares of Company Common Stock, of which 1,741,201 shares were issued and outstanding as of the date of this Agreement (the “Company Capitalization Date”), none of which were subject to vesting or other risks of forfeiture pursuant to awards granted under the Company Stock Plans and 500,000 shares of preferred stock, no par value per share (“Company Preferred Stock”) of which no shares were issued and outstanding. Shares of Company Common Stock are the only outstanding shares of the Company’s capital stock entitled to vote, or to vote as a class. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of, or without compliance with, any preemptive rights. No shareholder of the Company is entitled to dissent from any of the Contemplated Transactions or to seek appraisal for, or obtain payment of the fair value of, such shareholder’s shares of capital stock of the Company.
(b)    As of the Company Capitalization Date, no shares of Company Common Stock were reserved for issuance except for (i) 56,454 shares of Company Common Stock reserved for issuance in connection with Company Stock Options and (ii) 12,736 shares of Company Common Stock reserved for issuance under the Ann Arbor Bancorp, Inc. Director Retainer Stock Plan (the “Company Director Deferred Compensation Plan”), which shares will not be issued and instead will be paid in accordance with Section 5.6(b). As of the date of this Agreement, except as set forth in Section 3.5(a) and this Section 3.5(b), no shares of Company Common Stock or options, warrants or other securities convertible into or exercisable or exchangeable for shares of Company Common Stock are issued, reserved for issuance or outstanding.
(c)    Schedule 3.5(c) of the Company Disclosure Schedules sets forth a list of each equity-based award outstanding as of the Company Capitalization Date. Since the Company Capitalization Date, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock, or any other equity-based awards. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Stock Plan.
(d)    None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement in any material respect. As of the date of this Agreement there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the date hereof, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.6    Financial Statements and Reports; Regulatory Filings.
(a)    Schedule 3.6 of the Company Disclosure Schedules sets forth copies of: (i) the audited consolidated balance sheets of the Company as of December 31, 2016, 2017 and 2018, and the audited consolidated statements of income, cash flows and shareholders’ equity for each of the fiscal years ended on such dates, and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2019 and the unaudited consolidated statements of income, cash flows and shareholders’ equity for the period then ended (including, in each of the foregoing cases, the related notes, where applicable) (collectively, the “Company Financial Statements”), all of which have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. The Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the date hereof, Andrews Hooper Pavlik PLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.
(b)    The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)    The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2016, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Company Material Adverse Effect. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(d)    To the Knowledge of the Company, there has not been any event or occurrence that would result in a determination that the Company Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).
Section 3.7    Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.8    Properties.
(a)    Schedule 3.8 of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b)    The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, or any transaction by the Company Bank acting in a fiduciary capacity, or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Company Bank consistent with past practice; (viii) liens on property required by Regulation W promulgated by the Federal Reserve; and (ix) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the “Company Permitted Exceptions”). The Company or one of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Company’s Knowledge, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
Section 3.9    Loans; Loan Loss Reserve.
(a)    Each loan, loan agreement, note, lease or other borrowing agreement by the Company Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Governmental Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.
(b)    All Company Loans originated or purchased by the Company Bank were made or purchased in accordance with the policies of the board of directors of the Company Bank and in the Ordinary Course of Business of the Company Bank. The Company Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Company Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Company Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
(c)    Schedule 3.9(c) of the Company Disclosure Schedules lists, as of June 30, 2019, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Company Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Company Bank; (iii) that has been listed on any “watch list” or similar internal report of the Company Bank; (iv) for which the Company has received, in writing, any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Company Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Company Bank or an entity controlled by an executive officer or director.
(d)    The Company Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Company Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Company Bank’s internal policies, and, in the reasonable judgment of the Company Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.
(e)    (i) To the Company’s Knowledge, none of the Company Loans is subject to any material offset or claim of offset; and (ii) the Company reasonably believes that the aggregate loan balances in excess of the Company Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(f)    All mortgage loans originated by, and, to the Company’s Knowledge, all mortgage loans held by, the Company or its Subsidiaries (each, a “Mortgage Loan”) have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Legal Requirements made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Legal Requirements in all material respects. To the Company’s Knowledge, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Company's Knowledge, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation to repurchase or re-acquire from any person any mortgage loan or any collateral securing any mortgage loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries has been subject to over the past two (2) years in respect of any mortgage loan, the circumstances as to each such matter, and the resolution or status of each such matter.
(g)    The Company and its Subsidiaries originating or making loans under or pursuant to loan or loan programs of the Small Business Administration (the “SBA”) or United States Department of Agriculture (the “USDA”), as applicable, is either an approved “lender,” “certified lender,” or “preferred lender”, as the case may be, under and pursuant to the SBA and USDA loan programs. The Company and its Subsidiaries have at all times complied, in all material respects, with the rules and regulations of the loan and loan guarantee programs of each of the SBA and the USDA. All Company Loans originated pursuant to or guaranteed by the SBA or USDA were (i) made pursuant to all applicable SBA or USDA (as the case may be) rules and regulations, (ii) met all applicable underwriting criteria necessary to qualify for the loan or loan guarantee programs of the SBA or USDA (as the case may be) and (iii) have been made on standard loan documents approved, if required, by the appropriate agency. As to each Company Loan which is indicated in the related loan file to be an SBA or USDA guaranteed loan, Company has complied in all material respects with applicable provisions of the guarantee contract and applicable Legal Requirements, the guarantee is in full force and effect with respect to each such Company Loan, and, to Company’s Knowledge, there does not exist any material event or condition which, but for the passage of time or the giving of notice or both, would reasonably be expected to result in a revocation of any such guarantee or constitute adequate grounds for the SBA or USDA, as applicable, to refuse to provide guarantee payments thereunder. The Company has delivered or made available to Parent a true and complete list of all SBA and USDA loans that are Company Loans indicating the loans for which the guaranteed portion has been sold. Neither the Company nor any of its Subsidiaries is in breach of any warranty or representation made by it in connection with its origination and sale of the guaranteed portion of any SBA or USDA loan such that it is, or would reasonably expected to be, obligated to repurchase any such loan.
Section 3.10    Trust Accounts.
(a)    Company Bank, in its capacity as administrator, trustee, fiduciary, guardian, investment manager or custodian of the Trust Accounts, has properly administered in all material respects all of the Trust Accounts in accordance with the terms of the Governing Agreements and applicable Legal Requirements and none of Company Bank, in its capacity as administrator, trustee, fiduciary, guardian, investment manager or custodian of the Trust Accounts, nor any of its directors, officers or employees has committed any intentional breach of trust with respect to any Trust Account.
(b)    There is no material default by Company Bank or, to the Knowledge of the Company, any other party thereto existing under any Governing Agreement and there is no material event of default (as defined in any such Governing Agreement) or event, which with the lapse of time or giving of notice, or both, would constitute an event of default by Company Bank or, to the Knowledge of the Company, any other party thereto under any Governing Agreement.
Section 3.11    Taxes.
(a)    The Company and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return is true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Governmental Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)    There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Governmental Authority. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. None of the Company or any Company Subsidiary has entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and none of the Company or Company Subsidiaries is a beneficiary of any such extension of time that will be outstanding and in effect on the Closing Date.
(c)    The Company and each of its Subsidiaries have complied in all respects with all Legal Requirements relating to the payment and withholding of Taxes and has properly and timely withheld all Taxes required to be withheld by the Company in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder, Affiliate, customer, supplier or other Person. To the extent required, the Company and each of its Subsidiaries have properly and timely paid all such withheld Taxes to the Governmental Authority or have properly set aside such withheld amounts in accounts for such purpose.
(d)    The Company and each of its Subsidiaries have delivered or made available to Parent true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material Taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.
(e)    No claim has been made in writing by any Governmental Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as applicable, is, or may be, subject to Tax by that jurisdiction. No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or any of its Subsidiaries, or entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.
(f)    To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the United States Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
(g)    Neither the Company nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)    any change in method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)    a prepaid amount received on or before the Closing Date;
(iv)    any closing agreement under Section 7121 of the Code executed on or before the Closing Date; or
(v)    any election under Section 108(i) of the Code.
(h)    None of the Company or any Company Subsidiary has been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(i)    No Tax rulings have been entered into or issued by any Taxing authority with respect to the Company or any Company Subsidiary that would affect the computation of Tax liability of the Company or a Company Subsidiary, as applicable, for any periods (or portions thereto) beginning on or after the Closing Date, and no request for any such rulings currently is pending with any Governmental Authority.
(j)    The Company and each Company Subsidiary has disclosed on their respective Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.
(k)    None of the Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement (other than with respect to itself and any Company Subsidiaries). Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Company nor any of its Subsidiaries has for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
Section 3.12    Employee Benefits.
(a)    Schedule 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan, and the Company has made available to Parent true and complete copies of the following with respect to each Company Benefit Plan: (i) a copy of the Company’s current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related summary plan descriptions and other written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents including the following documents related to each Company Benefit Plan:
(i)    all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(ii)    all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date of this Agreement;
(iii)    all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement; and
(iv)    with respect to any equity-based compensation plan or arrangement (including the Company Stock Plans or any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award): (A) a complete and correct list of recipients of outstanding awards as of the date hereof; (B) the number of outstanding awards held by each recipient as of the date hereof; and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.
(b)    Except as set forth on Schedule 3.12(b)(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.12(b)(ii) of the Company Disclosure Schedules, no Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, could result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.
(c)    Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to: (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(d)    Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor and no subsequent amendment has been made to such plan that would prevent the Company from relying on such opinion letter), and there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.
(e)    Each Company Benefit Plan is and has been established, maintained, funded, and administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f)    All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan: (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements; and (ii) through the Measurement Date and the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.
(g)    Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(h)    There are no pending, or to the Company’s Knowledge, threatened, audits or investigations by any Governmental Authority involving any Company Benefit Plan.

(i)    No Company Benefit Plan fiduciary or any other person has, or has had, any material liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act by the Company or its Subsidiaries in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. No disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(j)    Neither the Company nor any ERISA Affiliate provides or is obligated to provide health or welfare benefits to any current or future retired or former employees, directors, consultants or their dependents, other than any benefits required to be provided by Legal Requirements.
(k)    Since January 1, 2019, there has been no amendment to, announcement by the Company or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of Persons employed by the Company or promotions of existing employees in the Ordinary Course of Business. To the Company’s Knowledge, no event has occurred or circumstance exists that could result in a material increase in premium costs of Company Benefit Plans or a material increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company’s most recently ended fiscal year.
(l)    Each Company Benefit Plan that is subject to Section 409A of the Code in whole or in part has been established and at all times administered to comply in all material respects with the requirements of Section 409A of the Code and has been amended to be in documentary compliance with all applicable provisions of Section 409A of the Code.
(m)    No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.
(n)    Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.
(o)    Each Company Benefit Plan may be amended and terminated, or otherwise discontinued, as of the Closing Date in accordance with its terms without any liability to Parent or to Parent ERISA Affiliates.
Section 3.13    Compliance with Legal Requirements. The Company and each of its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate Governmental Authorities necessary for the conduct of their respective businesses, as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2016, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2016, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 3.14    Legal Proceedings; Orders.
(a)    Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company or the Contemplated Transactions. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Contemplated Transactions, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.
(b)    Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by, (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, (iii) is a party to any commitment letter or similar undertaking to, (iv) is subject to any order or directive by, (v) is subject to any supervisory letter from, (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restricts the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any manner its credit or risk management policies, its management or its business. Since January 1, 2016, none of the foregoing has been threatened by any Governmental Authority.
Section 3.15    Absence of Certain Changes and Events. Since December 31, 2018, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
Section 3.16    Material Contracts.
(a)    Except for Contracts evidencing Company Loans made by the Company Bank in the Ordinary Course of Business, Schedule 3.16 of the Company Disclosure Schedules lists each Company Material Contract as of the date of this Agreement. For purposes of this Agreement, a “Company Material Contract” means each of the following, together with all amendments, exhibits, schedules, annexes, appendices and supplements thereto, in each case to which the Company or any of its Subsidiaries (or any of their respective predecessors) is party or to which any of their respective assets are subject or bound:
(i)    all loan and credit agreements, indentures, conditional sales Contracts or other title retention agreements, security agreements or evidences of indebtedness relating to money borrowed by it in excess of $50,000, exclusive of deposit agreements with customers of the Company Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank advances;
(ii)    the Voting Agreement;
(iii)    each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $50,000 (other than Contracts for the sale of loans);

(iv)    each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $50,000;
(v)    each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Company Material Adverse Effect;
(vi)    each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $50,000);
(vii)    each licensing agreement or other Contract with respect to Intellectual Property (other than shrink-wrap license agreements or other similar license agreements), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its Intellectual Property;
(viii)    each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(ix)    each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(x)    each Contract containing covenants that in any way purport to restrict the business activity of the Company or its Subsidiaries or limit the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;
(xi)    each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amount in excess of $50,000;
(xii)    each current employment, consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;
(xiii)    each Contract and Company Benefit Plan pursuant to which any Person is or would be entitled to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;
(xiv)    each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $50,000;
(xv)    each Company Benefit Plan;
(xvi)    each shareholder, stock purchase, voting trust or other similar Contract or arrangement, including any such Contract or arrangement granting voting, dividend, ownership, director appointment or designation, or indemnification rights to any holder of securities of the Company or any of its Subsidiaries, other than the Company Articles of Incorporation and Company Bylaws, and

(xvii)    each amendment, supplement and modification in respect of any of the foregoing.
(b)    Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2016, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation. The Company has delivered or made available to Parent a true, complete and correct copy of each Company Material Contract.
Section 3.17    Insurance. Schedule 3.17 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been made available to Parent. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Schedule 3.17 of the Company Disclosure Schedules lists and describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $50,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.
Section 3.18    Compliance with Environmental Laws. There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, (a) neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Governmental Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, and (b) the Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 3.19    Transactions with Affiliates. No executive officer or director of the Company or the Bank, Principal Company Shareholder, family member of any of the foregoing Persons, or entity that “controls” any of the foregoing Persons with the meaning of Regulation O promulgated by the Federal Reserve has any loan, deposit account or other agreement or arrangement with the Company or Company Bank, or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Company or Company Bank.
Section 3.20    No Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Company Bank’s most recent CRA rating was “satisfactory” or better.
Section 3.21    Labor Matters.
(a)    There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work, overtime and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
(b)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.22    Intellectual Property. Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Corporation and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all Intellectual Property owned by the Company and its Subsidiaries prior to the Closing Date as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
Section 3.23    Data Security and Customer Privacy . The Company and its Subsidiaries are in compliance in all material respects with (a) all applicable Legal Requirements and applicable requirements of Governmental Authorities regarding the security of each of their customers’ data and the systems operated by the Company and its Subsidiaries, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.
Section 3.24    Investments.
(a)    Schedule 3.24(a) of the Company Disclosure Schedules includes a complete and correct list and description as of June 30, 2019, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Company Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Company Bank. The Company Investment Securities are valued on the books of the Company and the Company Bank in accordance with GAAP.
(b)    Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)    None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the Parent of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

(d)    Schedule 3.24(d) of the Company Disclosure Schedules lists each Contract with respect to, each Derivative Transaction, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, all of which were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Governmental Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by Enforceability Exceptions), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company has delivered or made available to Parent a true, complete and correct copy of each Contract with respect to each Derivative Transaction.
Section 3.25    Company Information. None of the information included or incorporated by reference in the Proxy Statement, and none of the information relating to the Company and its Subsidiaries or that is provided by the Company or its Subsidiaries or their respective representatives included in any document filed with any Governmental Authority in connection herewith, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 3.26    Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (such vote, the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to approve this Agreement.
Section 3.27    State Takeover Statutes. The Company Board has approved this Agreement, the and the Contemplated Transactions as required to render inapplicable to this Agreement and the Contemplated Transactions any applicable provisions of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" Laws or other applicable antitakeover Legal Requirement and regulations of any state, and as a result this Agreement and the Contemplated Transactions are exempt from, and are not subject to, any such takeover laws.
Section 3.28    Opinion of Financial Advisor. The Company has received the opinion of Sandler O’Neill & Partners, L.P. (“Sandler”) (which, if initially rendered verbally, has been or will be confirmed in a written opinion dated the same date) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. The Company shall deliver an executed copy of such opinion to Parent promptly following receipt of such opinion in written form.
Section 3.29    Brokerage Commissions. Except for fees payable to Sandler pursuant to an engagement letter, a copy of which is attached as Schedule 3.29 of the Company Disclosure Schedules, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.30    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly set forth herein neither the Company nor any other Person makes or has made any representation or warranty to the Parent, Merger Sub or any of their respective Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Contemplated Transactions. The Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.
Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as Previously Disclosed, Parent and Merger Subsidiary hereby represent and warrant to the Company as follows:
Section 4.1    Organization. Each of Parent and Merger Sub: (a) is a corporation duly organized and validly existing and in good standing under the laws of the State of Michigan, and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect; and (b) has full corporate power and authority to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Parent is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, and has full corporate power and authority to operate as a bank holding company. The copies of the Parent Articles of Incorporation and Parent Bylaws and all amendments thereto set forth in the Parent SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement.
Section 4.2    Parent Bank.
(a)    Parent Bank is a Michigan state chartered bank duly organized, validly existing and in good standing under the laws of the State of Michigan and is not a member of the Federal Reserve System. The deposit accounts of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Parent Bank has full corporate or similar power and authority to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.
(b)    Except as disclosed in the Parent SEC Reports, as of the date hereof all of the issued and outstanding shares of capital stock or other equity ownership interests of Parent Bank are owned by Parent, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Parent Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Parent Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent Bank.
Section 4.3    Authorization; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The board of directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of its shareholder, and that this Agreement and the Contemplated Transactions are in the best interests of its shareholder. This Agreement has been duly adopted by Merger Sub and approved by the sole shareholder of Merger Sub. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by each of them of its obligations under this Agreement, have been authorized by all necessary corporate action, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
Section 4.4    No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, Parent or Parent Bank; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Parent Bank, or any of their respective assets that are owned or used by them, may be subject. Except for: (i) the filing of applications, filings and notices, as applicable, with any Governmental Authority or third-party required to be filed or provided to obtain the Requisite Regulatory Approvals, and approval of such applications, filings and notices; and (ii) the filing of the Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs , no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions by Parent or Merger Sub.
Section 4.5    Parent and Merger Sub Capitalization. The authorized capital stock of Parent currently consists exclusively of: (i) 20,000,000 shares of Parent Common Stock as of the date hereof (the “Parent Capitalization Date”); and (ii) 50,000 shares of preferred stock, no par value per share, of Parent (the “Parent Preferred Stock”) as of the Parent Capitalization Date. The authorized capital stock of Merger Sub currently consists exclusively of 100 shares of common stock, no par value per share, of which 100 shares were issued and outstanding as of the Parent Capitalization Date. Shares of common stock of Merger Sub are the only outstanding shares of Merger Sub’s capital stock entitled to vote, or to vote as a class. Parent does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Parent on any matter. All of the issued and outstanding shares of Parent Common Stock have been validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of, or without compliance with, any preemptive rights.
Section 4.6    Parent SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)    Parent has timely filed all Parent SEC Reports, except where the failure to file any Parent SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and all such Parent SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Parent SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Parent SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent SEC Reports. No Subsidiary of Parent is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)    The financial statements presented (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Parent SEC Reports (collectively, the “Parent Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Parent and its Subsidiaries at the respective dates of and for the periods referred to in the Parent Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Parent Financial Statements. The Parent Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Parent Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, Plante & Moran, PLLC has not resigned (or informed Parent that it intends to resign) or been dismissed as independent registered public accountants of Parent.
(c)    Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Parent maintains a system of disclosure controls and procedures as defined in Rule 13a‑15 and 15d‑15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Parent in reports that Parent is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Parent’s management to allow timely decisions regarding required disclosures.
(d)    Parent and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting. Parent’s certifying officers have disclosed any change in Parent’s internal control over financial reporting during the period covered by the most recently filed quarterly report on Form 10‑Q of Parent under the Exchange Act (the “Parent Evaluation Date”). Since the Parent Evaluation Date, there have been no changes in Parent’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Parent’s internal control over financial reporting. Parent has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e)    Parent and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2018, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Parent Material Adverse Effect. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(f)    To the Knowledge of Parent, there has not been any event or occurrence since January 1, 2018 that would result in a determination that Parent Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).
Section 4.7    Legal Proceedings; Orders.
(a)    Neither Parent nor Parent Bank is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, Proceedings against Parent or Parent Bank that would reasonably expected to be material to Parent and its Subsidiaries taken as a whole. There is no Order imposed on Parent or Parent Bank that would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. No officer, director, employee or agent of Parent or Parent Bank is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Parent or Parent Bank as currently conducted.
(b)    Neither Parent nor Parent Bank: (i) is subject to any cease and desist or other Order or enforcement action issued by, (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, (iii) is a party to any commitment letter or similar undertaking to, (iv) is subject to any order or directive by, (v) is subject to any supervisory letter from, (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Parent, none of the foregoing has been threatened by any Governmental Authority or community group.
Section 4.8    Absence of Certain Changes and Events. Since December 31, 2018, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.9    Brokerage Commissions. Except for fees payable to Performance Trust Capital Partners, LLC by Parent, none of Parent or Parent Bank, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.10    No Approval Delays. To the Knowledge of Parent, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Parent Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.11    Available Cash. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.5, (a) Parent, together with its Subsidiaries on a consolidated basis, has as of the date hereof, and will have, as of the Closing Date, cash on hand greater than the amount of cash that would be required to be delivered to the Paying Agent prior to the Effective Time pursuant to Section 2.3(a), and (b) Parent, together with its Subsidiaries and the Company and its Subsidiaries, on a consolidated basis, will have, as of immediately following the Effective Time and after delivering the cash required to be delivered to the Paying Agent pursuant to Section 2.3(a), cash on hand to pay the aggregate Option Payments.
Section 4.12    No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article 4, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, including Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly set forth herein, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries, including Merger Sub, or their respective businesses; or (ii) except for the representations and warranties made by Parent and Merger Sub in this Article 4, any oral or written information presented or made available to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the Contemplated Transactions. Parent and Merger Sub acknowledge and agree that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.
Article 5
COVENANTS OF THE COMPANY
Section 5.1    Access and Investigation.
(a)    Subject to any applicable Legal Requirement, Parent and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Parent and the Company following the Effective Time. Parent and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Parent shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Parent or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Parent (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Parent or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Parent the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Parent will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Parent: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report, schedule or other document filed or furnished by it or any of its Subsidiaries with any Governmental Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Parent as promptly as practicable, (i) the audited consolidated balance sheets of the Company as of December 31, 2019, and the audited consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ending on such date (including the notes thereto), which financial statements shall be provided to the Parent no later than March 31, 2020, and (ii) the unaudited consolidated balance sheet of the Company as of the end of each quarterly period ended subsequent to June 30, 2019, and the unaudited consolidated statements of income, cash flows and shareholders’ equity for the quarterly and year-to-date periods ended on such dates, which financial statements shall be provided to the Parent no later than thirty (30) days after the applicable period end.
(d)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall provide, and cause each of its Subsidiaries to provide, to Parent all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case substantially concurrently with their provision to such Persons, and in each case, excluding any portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.8).
(e)    All information obtained by Parent in accordance with this Section 5.1 shall be treated in confidence as provided in the Confidentiality and Non-Disclosure Agreement dated as of April 19, 2019, delivered to the Company by Parent (the “Company Confidentiality Agreement”).
Section 5.2    Operation of the Company and Company Subsidiaries.
(a)    Except as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)    Except as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)    (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of capital stock or equity securities or any security convertible into or exercisable or exchangeable for capital stock or equity securities, except for issuances of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the Company Capitalization Date against receipt of the exercise price thereof; (B) permit any additional shares of capital stock or equity securities to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to capital stock or equity securities;
(ii)    make, declare, pay or set aside for payment any dividend on, or in respect of, or declare or make any distribution on any shares of capital stock or equity securities, other than (A) dividends from the Company’s wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) a one-time dividend of up to $0.40 per share of Company Common Stock during calendar year 2019;
(iii)    directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock or equity securities (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under Company Benefit Plans).
(iv)    amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any capital stock or equity securities of the Company or any of its Subsidiaries, or rights associated therewith or any outstanding instrument of indebtedness;
(v)    enter into loan transactions not in accordance with, or consistent with, past practices of the Company Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(vi)    (A) enter into any new credit or new lending relationships or agreements that would require a material exception to the Company Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in material compliance with the provisions of such loan policy; or (B) other than as set forth on Schedule 5.2(b)(vi) of the Company Disclosure Schedules or incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;
(vii)    maintain an allowance for loan and lease losses that is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(viii)    fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;
(ix)    sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business or (B) of obsolete or unused equipment, fixtures or assets, and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;
(x)    acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(xi)    amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;
(xii)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xiii)    (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”) other than reasonable annual increases made in the ordinary course of business after December 31, 2019, consistent with past practice; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or shareholder except as required by applicable Legal Requirements or GAAP; (C) accelerate the payment or vesting of or lapsing of restrictions with respect to any bonus, or any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xiv)    incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xv)    enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Governmental Authority;
(xvi)    settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $50,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;
(xvii)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xviii)    make or change any Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any Tax Return filed on or after the date of this Agreement, settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, surrender any right to claim a refund for any Taxes, file any request for an extension, or file any amended Tax Return, and the Company shall consult with Parent in advance of taking any such action that is otherwise permitted hereunder;
(xix)    hire any employee with an annual salary in excess of $75,000; or
(xx)    agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).
Section 5.3    Notice of Changes. The Company will give prompt notice to Parent of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.
Section 5.4    Shareholders’ Meeting.
(a)    As promptly as practicable, and in any event within forty-five (45) days after the date hereof, the Company shall prepare and mail to the shareholders of the Company a proxy statement relating to the Company Shareholder Approval and containing all information that is required by applicable Legal Requirements (the “Proxy Statement”), and any amendments or supplements thereto as may be reasonably necessary to ensure that the Proxy Statement, as amended or supplemented, does not at any time on or prior to the Company Shareholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, prior to mailing the Proxy Statement or any amendment or supplement thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document and (ii) shall include in such document all comments reasonably proposed by Parent.
(b)    Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable, and in any event within seventy-five (75) days after the date hereof, take all action necessary, including as required by and in accordance with the MBCA, Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the sole purpose of obtaining the Company Shareholder Approval. The Company and Company Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the approval of this Agreement required by the MBCA, including by recommending that its shareholders vote to approve this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the approval of this Agreement (a “Company Adverse Recommendation”). However, if, prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its shareholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5    Operating Functions. The Company and the Company Bank shall cooperate with Parent and Parent Bank in a commercially reasonable manner in connection with planning for the efficient and orderly combination of the parties and the operation of the Company Bank and Parent Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.
Section 5.6    Company Benefit Plans.
(a)    At the request of Parent, the Company shall take all appropriate action in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix)(B) to terminate and liquidate, in cash only, any Company Benefit Plan that is subject to Code Section 409A; provided, however, that no action taken by the Company with respect to the termination of any such Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(b)    Without limiting the generality of Section 5.6(a), promptly after the date of this Agreement, and effective from and after the date of this Agreement, the Company shall take all appropriate action to cease making deferrals, credits or accruals under the Company Director Deferred Compensation Plan, and prior to the Closing Date, the Company shall take all appropriate action to terminate and liquidate, in cash only, the Company Director Deferred Compensation Plan; provided, however, that no action taken by the Company with respect to the termination of the Company Director Deferred Compensation Plan shall be required to be irrevocable until one day prior to the Effective Time.
(c)    To the extent permitted by applicable Legal Requirements, upon the written request of Parent, the Company shall take such action as may be necessary to amend or terminate any Company Benefit Plan on or before the Closing on terms reasonably acceptable to Parent; provided, however, that no action taken by the Company with respect to the termination of any Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(d)    Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including without limitation any change in control or any severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.
(e)    Prior to the Closing, the Company shall procure a written evaluation in form reasonably acceptable to Parent and prepared by an independent tax and accounting firm reasonably acceptable to Parent to the effect that no Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, including the Contracts listed in Section 7.6(f) of the Company Disclosure Schedules, could result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.
Section 5.7    Voting Agreement. Concurrently with the execution and delivery of this Agreement, the Company shall cause each of the Persons listed on Schedule 5.7 of the Company Disclosure Schedules (the “Principal Company Shareholders”) to enter into the Voting Agreement.
Section 5.8    Acquisition Proposals.
(a)    The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent with respect to any Acquisition Proposal. The Company will within forty‑eight (48) hours advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(b)    The Company agrees that it will not, and will cause its respective Subsidiaries and Affiliates, and its and their respective officers, directors, agents and advisors not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided that, if the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Parent after the execution of this Agreement and prior to receipt of the Company Shareholder Approval, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Parent shall be promptly furnished to Parent); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (x) five (5) Business Days have elapsed following the delivery to Parent of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, Parent and the Company cooperate with one another with the intent of enabling them to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.
(c)    Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d‑9 and Rule 14e‑2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Article 6
COVENANTS OF PARENT AND MERGER SUB
Section 6.1    Operation of Parent and Parent Subsidiaries.
(a)    Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Parent shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; and (ii)  take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)    Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Parent will not, and will cause each of its Subsidiaries not to:
(i)    (A) enter into any agreement with respect to, or consummate, any merger or business combination, or any acquisition of any other Person or (B) make any loan, advance or capital contribution to, or investment in, any Person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger;
(ii)    amend the Parent Articles of Incorporation or the Parent Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the shareholders of the Company; or
(iii)    agree to take, make any commitment to take, or adopt any resolutions of Parent Board in support of, any of the actions prohibited by this Section 6.1.
Section 6.2    Information Provided to the Company. Parent agrees that the information concerning Parent or any of its Subsidiaries that is provided by Parent for inclusion in the Proxy Statement and any other documents to be filed with any Governmental Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed or mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Parent shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Proxy Statement or in any document submitted to, or other communication with, any Governmental Authority.
Section 6.3    Operating Functions. Parent and Parent Bank shall cooperate with the Company and the Company Bank in a commercially reasonable manner in connection with planning for the efficient and orderly combination of the parties and the operation of the Company Bank and Parent Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.
Section 6.4    D&O Indemnification.
(a)    From and after the Effective Time, Parent shall indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time, in each case to the extent such indemnification is required by the Company’s or such Subsidiary’s certificate or articles of incorporation, bylaws or similar organizational documents, in each case as made available to Parent.
(b)    Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of the Company’s directors’ and officers’ liability insurance policy set forth on Schedule 6.4(b) (complete and accurate copies of which have been heretofore made available to Parent) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Existing D&O Policy for a period of six years after the Effective Time; provided that the Company shall not pay in the aggregate more than three hundred percent (300%) of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy (which annual premium is set forth on Schedule 6.4 of the Company Disclosure Schedules) (the “D&O Cap” ”). It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.4(b) would exceed the D&O Cap, the Company shall be obligated to pay for the maximum available coverage as may be obtained by the Company for such D&O Cap.
(c)    All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of the Company or the Company’s Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents shall survive the Merger and shall continue in full force and effect in accordance with their terms.
(d)    The provisions of this Section 6.4 shall survive consummation of the Merger and the Bank Consolidation and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives, each of which is a third-party beneficiary of this Section 6.4.
Section 6.5    Additional Parent and Parent Bank Director. Effective as of the Effective Time, the Parent Board shall (a) increase the number of directors of Parent by one (1) and cause the board of directors of Parent Bank to increase the number of directors of Parent Bank by one (1), (b) subject to the fiduciary duties of the Parent Board, appoint to the Parent Board one (1) individual selected from among the Company Board (the “Company Director”), which individual shall be willing to serve as a director of Parent and shall meet the independence standards set forth in the Nasdaq Rules with respect to Parent, and (c) cause the board of directors of Parent Bank, subject to the fiduciary duties of the board of directors of Parent Bank, to appoint the Company Director to the board of directors of Parent Bank.

Article 7
COVENANTS OF ALL PARTIES
Section 7.1    Regulatory Approvals. Parent and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible and in any event within forty-five (45) days following the date hereof, prepare and file all applications and other documents necessary to effect and obtain, and to as promptly as practicable thereafter, effect and obtain, all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all public, non-confidential substantive written information submitted to any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Parent and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Governmental Authority in connection with the Contemplated Transactions. Notwithstanding anything to the contrary, including the covenants set forth in this Section 7.1 and Section 7.3, nothing in this Agreement shall require Parent to grant any consent, make any undertaking, agree to any concession, make any payment, take (or refrain from taking) any action, or commit to do any of the foregoing, to obtain any Requisite Regulatory Approval, or to enable, facilitate or permit the Company to obtain any Requisite Regulatory Approval, if such consent, undertaking, concession or action would be materially adverse to Parent (any such request, requirement, complaint, opposition or similar action, a “Regulatory Development”).
Section 7.2    Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Parent, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.
Section 7.3    Reasonable Best Efforts; Cooperation. Each of Parent and the Company agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Parent nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Parent and the Company will, and will cause each Subsidiary of Parent and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any

Governmental Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Governmental Authority with respect to such transactions.
Section 7.4    Transaction Structure. Parent may at any time change the method of effecting the Merger or the Bank Consolidation, if and to the extent requested by Parent, and the Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment: (a) alters or changes the amount or kind of the Per Share Merger Consideration; (b) adversely affects the Tax treatment of the Merger with respect to the Company’s shareholders; (c) is reasonably likely, in the Company’s reasonable discretion, to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed; or (d) requires submission to or approval of the Company’s shareholders after the Company Shareholder Approval has been obtained.
Section 7.5    Takeover Statutes. No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Bank Consolidation Agreement, the Voting Agreement or any of the Contemplated Transactions, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger, the Bank Consolidation and the other Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to: (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement; and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.
Section 7.6    Employees and Employee Benefits.
(a)    All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Parent as of the Closing. Following the Closing, Parent shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Parent under the Parent Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Parent Benefit Plan; and (ii) until such time as Parent shall cause Covered Employees to participate in the Parent Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent Benefit Plans may commence at different times with respect to each Parent Benefit Plan).
(b)    For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Parent Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date;

provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)    In addition, and without limiting the generality of the foregoing, as of the Transition Date, Parent shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)    The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies immediately prior to the Effective Time. Subject to the provisions of Section 7.6, following the Effective Time, Parent or Parent’s Subsidiary will cause any eligible Company employee (exempt and non-exempt) to be covered by Parent’s existing severance policy or practice under which employees who incur a qualifying termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Schedule 7.6(d) of the Company Disclosure Schedules. Notwithstanding the foregoing, no Company employee who will receive severance benefits or other payment triggered by the Merger under an employment, change in control, severance, salary continuation or other agreement (each, a “CIC Payment”) shall be entitled to participate in the severance policy described in this Section 7.6(d) or to otherwise receive severance benefits unless otherwise agreed pursuant to an employment or other agreement entered into by such Company employee and Parent or one of Parent’s Subsidiaries after the date hereof. Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)    For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 7.6, the terms of the provisions of this Section 7.6 do not confer employee contract rights to any of the Covered Employees.
(f)    Any Company Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing Date, the Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $100.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. Parent will honor all of the Company’s obligations under existing Contracts listed in Section 7.6(f) of the Company Disclosure Schedules in accordance with the terms thereof.
(g)    The Company and Parent shall cooperate and use commercially reasonable efforts to cause the Person listed on Schedule 7.6(g) of the Company Disclosure Schedule to enter into a consulting agreement with Parent, in form and substance satisfactory to Parent promptly following the execution and delivery of this Agreement.
Section 7.7    Conversion, Data Processing and Related Matters. Prior to the Effective Time, the parties shall cooperate in a commercially reasonable manner and use their commercially reasonable efforts to plan, execute and complete the Conversion in an orderly and efficient manner at such time as Parent may designate following the Closing; provided, that in no event shall the Conversion become effective prior to the Effective Time. If requested by Parent, the Company and Parent shall each appoint qualified staff members to act as project managers for the Conversion (each, a “Conversion Project Manager”). Such Conversion Project Managers shall act as the principal contacts between the parties on manners relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. Subject to applicable Legal Requirements, the Company shall, commencing on the date hereof, provide Parent and Parent Bank with reasonable access to the Company Bank’s officers, systems and facilities and all relevant information and personnel at such times and places as Parent Bank shall reasonably request, as shall be reasonably necessary to effect the Conversion following the Closing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with, and subject to, the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 7.8    Bank Consolidation. The Company acknowledges that, immediately following the Effective Time, Parent intends to effect the Bank Consolidation. Prior to the Effective Time, the Company shall take, or cause to be taken, all actions reasonably necessary or appropriate to permit consummation of the Bank Consolidation on a timely basis and shall cooperate in a commercially reasonable manner with, and furnish information to, Parent for such purposes, including entering into the Bank Consolidation Agreement, and such amendments thereto as may be reasonably necessary or appropriate, and filing such applications, notices and other documents with Governmental Authorities as reasonably necessary to effect the Bank Consolidation; provided, however, that the effectiveness of the Bank Consolidation Agreement shall be contingent upon the consummation of the Bank Consolidation in accordance with this Agreement.
Section 7.9    Tax Matters.
(a)    Any Transfer Taxes imposed as a result of the Contemplated Transactions shall be borne by the Company and paid by the Company when due. Company, at its own expense, shall timely file all necessary Tax Returns and other documentation with respect to all Transfer Taxes (and Parent and Merger Sub shall cooperate with respect thereto as necessary).

(b)    The parties agree and acknowledge that the Merger hereunder shall be treated as a purchase and sale of all the outstanding stock of the Company for income tax purposes.
(c)    All Tax sharing agreements or other similar agreements (whether written or not) with respect to or involving the Company or the Company Bank shall be terminated as of the Closing Date, without the incurrence of any liability that was not fully accrued for on the Measurement Date Balance Sheet. After the Closing Date, the Company and the Company Bank shall not be bound thereby or have any liability thereunder.
Section 7.10    Shareholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against the Company or Parent, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent in whole or in part):
Section 8.1    Accuracy of Representations and Warranties. Each of the representations and warranties of the Company: (i) set forth in Sections 3.1, 3.3, 3.4 and 3.5 shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect; (ii) set forth in this Agreement (other than those specified in clause (i)) that is qualified by Company Material Adverse Effect shall be true and correct in all respects; and (iii) set forth in this Agreement (other than those specified in clause (i) or (ii)), disregarding any qualification as to materiality set forth therein, shall be true and correct in all respects, except for such failures to be true and correct that would not have, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each of the foregoing clauses (i), (ii) and (iii) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 8.2    Performance by the Company. The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3    Officers’ Certificate. Parent shall have received a certificate (the “Company Officers’ Certificate”) signed by the chief executive officer and chief financial officer of the Company, dated the Closing Date, (a) certifying that the conditions set forth in Sections 8.1, 8.2, 8.4, and 8.10 have been satisfied; and (b) setting forth (i) a copy of the Company’s balance sheet as of the Measurement Date, prepared in accordance with GAAP (the “Measurement Date Balance Sheet”), and (ii) a calculation of the Adjusted Equity, as reflected on the Measurement Date Balance Sheet, which Company Officers’ Certificate shall be identical to the Draft Company Officers’ Certificate, but modified to reflect any adjustments thereto agreed to in writing by the Company and Parent.
Section 8.4    Company Shareholder Approval . The Company Shareholder Approval shall have been obtained.

Section 8.5    No Proceedings, Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Parent Board to have a Parent Material Adverse Effect. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger.
Section 8.6    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Parent Board to materially restrict or burden Parent or its Subsidiaries measured on a consolidated basis.
Section 8.7    Legal Opinion. Parent shall have received a written opinion of Varnum LLP, counsel to the Company, in the form attached hereto as Exhibit D, dated as of the Closing Date.
Section 8.8    Third Party Consents. The Company shall have obtained all the Required Third Party Consents set forth on Schedule 8.8 of the Company Disclosure Schedules, and such consents and approvals shall be in full force and effect.
Section 8.9    Company Bank Stock Certificate. The Company shall have delivered to Parent the certificate or certificates representing all of the outstanding shares of capital stock of the Company Bank.
Section 8.10    No Company Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Company Material Adverse Effect.
Article 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
Section 9.1    Accuracy of Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub: (i) set forth in Sections 4.1, 4.3 and 4.5 shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect; (ii) set forth in this Agreement (other than those referred to in clause (i)) that is qualified by Parent Material Adverse Effect shall be true and correct in all respects; and (iii) set forth in this agreement (other than those specified in clause (i) or (ii)), disregarding any qualification as to materiality set forth therein, shall be true and correct in all respects, except for such failures to be true and correct that would not have, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each of the foregoing clauses (i), (ii) and (iii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 9.2    Performance by Parent. Parent and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.
Section 9.3    Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied.
Section 9.4    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
Section 9.5    No Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger.
Section 9.6    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the Surviving Corporation.
Section 9.7    Merger Consideration. Parent shall have delivered to the Paying Agent, for the benefit of the holders of Company Common Stock, the aggregate cash payable pursuant to Section 2.1.
Article 10
TERMINATION
Section 10.1    Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent:
(a)    by mutual consent of the Parent Board and Company Board, each evidenced by appropriate written resolutions;
(b)    by either Parent or the Company (provided, that the terminating party is not then in material breach of any of its representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.1, 8.2, 9.1 or 9.2, as the case may be, and which is not cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured prior to such earlier date;
(c)    by: (i) Parent or the Company if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) Parent or the Company if any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority and with the consent of Parent and the Company; or (iii) by Parent if any Regulatory Development shall have occurred; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its covenants or agreements under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i), (ii) or (iii) above;
(d)    by Parent or the Company if the Effective Time shall not have occurred on or prior to May 31, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party to this Agreement whose failure to fulfill any of its covenants or agreements under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or prior to such date;
(e)    by Parent or the Company if any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;
(f)    by Parent if the Company materially breaches any of its obligations under Section 5.4 or 5.8;
(g)    by Parent or the Company if the Company shall have failed to obtain the Company Shareholder Approval at the Company Shareholders’ Meeting;
(h)    by the Company, prior to receipt of the Company Shareholder Approval, pursuant to Section 5.8; or
(i)    by Parent if the Company makes or proposes to make a Company Adverse Recommendation.
Section 10.2    Effect of Termination or Abandonment. Upon the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that: (i) the Company Confidentiality Agreement, the Confidentiality and Non-Disclosure Agreement dated as of July 17, 2019, delivered to Parent by the Company, Sections 10.2 and 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement.

Section 10.3    Fees and Expenses.
(a)    Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b)    If this Agreement is terminated by Parent pursuant to Section 10.1(b) with respect to a breach of any of the covenants of the Company that would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, then the Company shall pay to Parent, within ten (10) Business Days after such termination, $1,750,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Parent shall designate.
(c)    If this Agreement is terminated by the Company pursuant to Section 10.1(b) with respect to a breach of any of the covenants of Parent that would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 9.2, then Parent shall pay to the Company, within ten (10) Business Days after such termination, the Termination Fee by wire transfer of immediately available funds to such account as the Company shall designate.
(d)    If this Agreement is terminated by Parent pursuant to Section 10.1(f) or Section 10.1(i), or by the Company pursuant to Section 10.1(h), then the Company shall pay to Parent, within two (2) Business Days after such termination, the Termination Fee by wire transfer of immediately available funds to such account as Parent shall designate.
(e)    If (A) this Agreement is terminated pursuant to Section 10.1(d) or 10.1(g); (B) an Acquisition Proposal was publicly disclosed or made known to the Company prior to the Termination Date, in the case of a termination pursuant to Section 10.1(d), or prior to the Company Shareholders’ Meeting, in the case of a termination pursuant to Section 10.1(g); and (C) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Parent and its Affiliates) with respect to an Acquisition Proposal, the Company shall pay to Parent, within two (2) Business Days after the execution of such definitive agreement, the Termination Fee (less the amount of funds, if any, previously paid by the Company to Parent pursuant to this Section 10.3) by wire transfer of immediately available funds to such account as Parent shall designate; provided, however, that for purposes of this clause (C), Acquisition Proposal has the meaning ascribed thereto in Section 12.1, except that references in that Section to “fifteen percent (15%)” shall be replaced by “fifty percent (50%).”
(f)    All payments made pursuant to this Section 10.3 shall constitute liquidated damages and except as provided in Section 10.2(ii) in the case of fraud or willful and material breach of this Agreement, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein. For the avoidance of doubt, neither party shall be obligated to pay the Termination Fee more than once.
Article 11
MISCELLANEOUS
Section 11.1    Survival. Except for covenants that are expressly to be performed after the Closing, which shall survive the Closing in accordance with their terms, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2    Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Michigan applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Michigan solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3    Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.4 and the second sentence of Section 10.3(e), nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
Section 11.4    Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders and/or Parent’s shareholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5    Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6    Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service, or delivered by facsimile or email (with confirmation), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Parent, to:
Level One Bancorp, Inc.
32991 Hamilton Court
Farmington Hills, MI 48334
Facsimile: (248) 536-5060
Attention: David C. Walker
Chief Financial Officer

with copies, which shall not constitute notice, to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Email:    bill.fay@bfkn.com
Attention:    Bill Fay

If to the Company, to:
Ann Arbor Bancorp, Inc.
125 West William Street
Ann Arbor, MI 48104
Email: PSchork@a2sb.com
Attention: Peter F. Schork
Chief Executive Officer
with copies, which shall not constitute notice, to:
Varnum LLP
Bridgewater Place, Suite 1700
333 Bridge St., NW
Grand Rapids, MI 49504
Facsimile: 616-336-7000
Email: hkoning@varnumlaw.com
Attention: Harvey Koning

Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; and (c) if by facsimile, on the next Business Day.
Section 11.7    Entire Agreement. This Agreement, the Bank Consolidation Agreement and the Schedules and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9    Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10    Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile, PDF or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
Section 11.11    Time of Essence. . With regard to all dates and time periods set forth or referred to in this Agreement and the Closing Date, time is of the essence.

Article 12
DEFINITIONS
Section 12.1    Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)    “Acquisition Proposal” means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(b)    “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(c)    “Business Day” means any day except Saturday, Sunday and any day on which banks in Detroit, Michigan, are authorized or required by law or other government action to close.
(d)    “Code” means the Internal Revenue Code of 1986.
(e)    “Company Articles of Incorporation” means the Articles of Incorporation of the Company.
(f)    “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.
(g)    “Company Bylaws” means the Bylaws of the Company.
(h)    “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.
(i)    “Company Material Adverse Effect” means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence, individually or in the aggregate: (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of the Company or its Subsidiaries to perform its obligations under this Agreement or to consummate the Contemplated Transactions on a timely basis; provided that, in the case of clause (i), in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, the underlying causes thereof; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the business, prospects, financial condition, assets, liabilities or results of operations or business of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate.
(j)    “Company Share Amount” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(k)    “Company Stock Plans” means collectively the following:
(i)    the Ann Arbor Bancorp, Inc. Stock Compensation Plan; and
(ii)    all of the Company’s Stock Option Agreements.
(l)    “Company Transaction Expenses” means: (i) the aggregate fees and expenses of the Company’s attorneys and accountants incurred on or prior to the Measurement Date in connection with the Contemplated Transactions, (ii) the aggregate fees that become payable to Sandler at or following the Effective Time; and (iii) the aggregate amount that becomes payable under the Contracts set forth on Schedule 12.1 of the Company Disclosure Schedules at or following the Effective Time.
(m)    “Contemplated Transactions” means all of the transactions contemplated by this Agreement, the Bank Consolidation Agreement and the Voting Agreement, including: (i) the Merger, (ii)  the Bank Consolidation and (iii) the performance by all parties of their respective covenants and obligations under this Agreement, the Bank Consolidation Agreement and the Voting Agreement.
(n)    “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(o)    “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote twenty‑five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(p)    “Conversion” means the conversion of processing, reporting, payment and other operating systems as determined by Parent in its sole discretion so that the Company Bank and Parent Bank use the same such systems or otherwise compatible systems.
(q)    “CRA” means the Community Reinvestment Act.
(r)    “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(s)    “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit‑related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(t)    “DOL” means the United States Department of Labor.
(u)    “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(v)    “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(w)    “ERISA” means the Employee Retirement Income Security Act of 1974.
(x)    “Exchange Act” means the Securities Exchange Act of 1934.
(y)    “Excluded Shares” means any shares of Company Common Stock owned by the Company, Parent or Merger Sub, in each case other than shares held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted.
(z)    “FDIC” means the Federal Deposit Insurance Corporation.
(aa)    “Federal Reserve” means the Board of Governors of the Federal Reserve System.
(bb)    “GAAP” means generally accepted accounting principles in the United States, consistently applied.
(cc)    “Governing Agreement” shall mean any trust, will, contract, resolution, agreement and other written documentation pursuant to which any Trust Account has been established and/or are governed, including any amendments thereto.
(dd)    “Governmental Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Parent, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(ee)    “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(ff)    “IRS” means the United States Internal Revenue Service.
(gg)    “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Parent or the Company, as the context requires.
(hh)    “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.
(ii)    “MBCA” means the Business Corporation Act of the State of Michigan.
(jj)    “Nasdaq Rules” means the listing rules of the Nasdaq Global Select Market.
(kk)    “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Governmental Authority, or by any arbitrator.
(ll)    “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.
(mm)    “OREO” means real estate owned by a Person and designated as “other real estate owned.”
(nn)    “Parent Articles of Incorporation” means the Articles of Incorporation of Parent.
(oo)    “Parent Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries, or any beneficiary thereof.
(pp)    “Parent Bylaws” means the Bylaws of Parent.

(qq)    “Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock, collectively.
(rr)    “Parent Common Stock” means the common stock, no par value per share, of Parent.
(ss)    “Parent ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Parent or any of its Subsidiaries for purposes of Section 414 of the Code.
(tt)    “Parent Material Adverse Effect” means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence, individually or in the aggregate, materially impairs the ability of Parent or its Subsidiaries to perform its obligations under this Agreement or to consummate the Contemplated Transactions on a timely basis.
(uu)    “Parent SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Parent with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since April 20, 2018.
(vv)    “PBGC” means the United States Pension Benefit Guaranty Corporation.
(ww)    “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.
(xx)    “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Governmental Authority, or arbitrator.
(yy)    “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(zz)    “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Governmental Authorities for approval of the Contemplated Transactions.
(aaa)    “SEC” means the Securities and Exchange Commission.
(bbb)    “Securities Act” means the Securities Act of 1933.
(ccc)    “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(ddd)    “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Sandler or any other nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(eee)    “Tax” means (i) any tax (including any income, franchise, capital gains, value-added, sales, excise, property, escheat, use, payroll, earnings, profits, gross receipt, royalty, capital, goods and services, harmonized sales, ad valorem, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and anti-dumping, and registration, or gift or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest, installment, addition to tax, or other additional amounts), imposed, assessed, reassessed or collected by or under the authority of any Governmental Authority, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (ii) any liability of the Company or a Company Subsidiary for the Taxes described in clause (i) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulations Section 1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (iii) any liability for Taxes referenced in clauses (i) and (ii) as a transferee, successor, guarantor, or payable by the operation of applicable law or pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, or otherwise.
(fff)    “Tax Return” means any return (including any information return), report, statement, schedule, filing, declaration, election, notice, form, claim for refund, estimate, or other document or information (including any amendment, schedule, attachment, supplement, appendix, and exhibit thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
(ggg)    “Transfer Taxes” means (i) all transfer, documentary, sales, use, excise, value added, recording, registration, stamp and similar Taxes and fees imposed in connection with the Contemplated Transactions and (ii) all interest, penalties, fines and additional amounts imposed by any taxing authority with respect to such amounts.
(hhh)    “Transition Date” means, with respect to any Covered Employee, the date Parent commences providing benefits to such employee with respect to each New Plan.
(iii)    “Trust Account” shall mean, collectively, any of the trust, custody, guardian or fiduciary accounts or investment management accounts for which the trust services department of Company Bank acts as a fiduciary, guardian, investment manager, or custodian.

Section 12.2    Principles of Construction.
(a)    In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute, as amended from time to time, and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to Sections , schedules and exhibits are to Sections , schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, Sections , schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a Contract, document or set of Contracts or documents in this Agreement, and the rights and obligations of the parties under any such Contracts or documents, means such Contract, document or Contracts or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)    The schedules of the Company referred to in this Agreement (the “Company Disclosure Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Company Disclosure Schedules were delivered by the Company to Parent before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; and (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. If there is any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Schedules (other than an exception expressly set forth as such in the Company Disclosure Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement: (x) “Previously Disclosed” means: (A) with respect to any representation or warranty of the Company, information disclosed by the Company as of the date hereof in, or specifically incorporated by reference into, the correspondingly numbered Schedule of the Company Disclosure Schedules or any other Schedule of the Company Disclosure Schedules where the relevance of the disclosure in such other Schedule to such representation or warranty is reasonably apparent on its face from a reading of the text of such disclosure, (B) with respect to any representation or warranty of Parent or Merger Sub, information included in the Parent SEC Reports as of the date hereof and information disclosed by Parent or Merger Sub in, or specifically incorporated by reference into, the correspondingly numbered Schedule of the Parent Disclosure Schedules or any other Schedule of the Parent Disclosure Schedules where the relevance of the disclosure in such other Schedule to such representation or warranty is reasonably apparent on its face from a reading of the text of such disclosure, and (C) with respect to any covenant, as specifically set forth in the correspondingly numbered Schedule of the Company Disclosure Schedules or Parent Disclosure Schedules, as the case may be; and (y) “made available” means, with respect to any document of the Company, that such document is referenced in the corresponding Schedule of the Company Disclosure

Schedules and accompanied by a reference to the location and name of such document in the Company’s electronic data room, and that such referenced file included, as of two (2) Business Days prior to the date of this Agreement, a true, complete and correct of such document, and, with respect to any document of Parent or Merger Sub, that such document was requested by the Company or its Representatives in writing and was delivered to the Company or its Representatives, in each case at least two (2) Business Days prior to the date of this Agreement.
(c)    All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)    Notwithstanding anything in this Agreement to the contrary, including the recitals, with regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

LEVEL ONE BANCORP, INC. By: /s/ Patrick J. Fehring Name: Patrick J. Fehring Title: President and Chief Executive Officer

AASB ACQUISITION, INC. By: /s/ Patrick J. Fehring Name: Patrick J. Fehring Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANN ARBOR BANCORP, INC. By: /s/ Peter F. Schork Name: Peter F. Schork Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of Voting Agreement
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is entered into as of August 12, 2019, by and among Level One Bancorp, Inc., a Michigan corporation (“Parent”), and those shareholders of Ann Arbor Bancorp, Inc., a Michigan corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Principal Company Shareholder”).
RECITALS
WHEREAS, as of the date hereof, each Principal Company Shareholder is the owner and controls voting power of the number of shares of the Company’s common stock, no par value per share (“Company Common Stock”), as is set forth opposite such Principal Company Shareholder’s name on the signature page attached hereto;
WHEREAS, Parent is contemplating the acquisition of the Company by means of a merger (the “Merger”) of a wholly owned subsidiary of Parent (“Merger Sub”) with and into the Company, all pursuant to an Agreement and Plan of Merger to be dated as of the date hereof (the “Merger Agreement”), among Parent, Merger Sub and the Company;
WHEREAS, Parent and Merger Sub are unwilling to expend the substantial time, effort and expense necessary to implement the Merger unless all of the Principal Company Shareholders enter into this Agreement; and
WHEREAS, each Principal Company Shareholder believes it is in his, her or its best interest as well as the best interest of the Company for Parent, Merger Sub and the Company to consummate the Merger;
NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein, and the representations, warranties, covenants and agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
Section 1.    Representations and Warranties. Each Principal Company Shareholder represents and warrants that as of the date hereof, he, she or it: (a) owns beneficially and of record the number of shares of Company Common Stock as is set forth opposite such Principal Company Shareholder’s name on the signature page attached hereto; (b) has the sole, or joint with any other Principal Company Shareholder, voting power with respect to such shares of Company Common Stock; and (c) has all necessary power and authority to enter into this Agreement, and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Company Shareholder, and is enforceable against such Principal Company Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.
Section 2.    Voting Agreement; Proxy.
(a)    Each Principal Company Shareholder hereby agrees that at any meeting of the Company’s shareholders however called, and any adjournment or postponement thereof, and in any action by written consent of the Company’s shareholders, such Principal Company Shareholder shall vote, or cause to be voted, all shares of Company Common Stock owned or controlled by him, her or it at the time of such meeting of the Company’s shareholders (collectively, the “Subject Shares”): (a) in favor of approval of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement; (b) against any tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its subsidiaries, any proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries, or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, in each case involving any party other than Parent or an affiliate of Parent (an “Acquisition Proposal”); and (c) against any action or agreement that could reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or in any manner prevent or materially impede, interfere with or delay the Merger, the approval of the Merger Agreement or the consummation of any of the transactions involving Parent and Merger Sub contemplated by the Merger Agreement.
(b)    Each Principal Company Shareholder hereby grants to, and appoints, Parent, and any individual designated in writing by it, and each of them individually, as such Principal Company Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Principal Company Shareholder, to vote such Principal Company Shareholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, solely for the matters covered by Section 2(a). Such Principal Company Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Principal Company Shareholder’s execution and delivery of this Agreement. Such Principal Company Shareholder hereby affirms that the proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Principal Company Shareholder under this Agreement. Such Principal Company Shareholder hereby further affirms that this proxy is coupled with an interest and may under no circumstances be revoked, except that such proxy is automatically revoked and terminated upon termination of this Agreement in accordance with Section 5. Such Principal Company Shareholder hereby ratifies and confirms all that such proxy may lawfully do or cause to be done by virtue hereof. Such proxy is executed and intended to be irrevocable in accordance with the provisions of Section 1422 of the Michigan Business Corporation Act (the “MBCA”), except that such proxy is automatically revoked and terminated upon termination of this Agreement in accordance with Section 5. Such Principal Company Shareholder hereby represents that any proxies heretofore given by it in respect of the Subject Shares with respect to the matters covered by this Section 2(b), if any, are revocable, and hereby revokes such proxies. Upon delivery of written request to do so by Parent, such Principal Company Shareholder shall as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of the proxy set forth in this Section 2(b).
Section 3.    Additional Pre-Merger Covenants. Except as required by law or, in the case of clauses (b), (c) and (d), below, as otherwise expressly permitted under, and subject to the conditions of, Section 5.4 or Section 5.9 of the Merger Agreement (including with respect to an unsolicited bona fide Acquisition Proposal), each Principal Company Shareholder agrees that he, she or it will:
(a)    not, and will not permit any of his, her or its affiliates to, prior to the effective time of the Merger, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by such Principal Company Shareholder on or after the date hereof, or engage in any discussions with any person or entity related to any of the foregoing, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) for a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; or (iii) as Parent may otherwise agree in writing in its sole discretion;
(b)    not engage in any activities, discussions or negotiations with any persons or entities other than Parent with respect to any Acquisition Proposal;
(c)    not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve the Merger Agreement or any of the transactions contemplated thereby;
(d)    use his, her or its best efforts to cause any necessary meeting of the Company’s shareholders to be duly called and held, or any necessary consent of shareholders to be obtained, for the purpose of approving the Merger Agreement and the transactions contemplated thereby;
(e)    cause each of his, her or its affiliates to cooperate fully with Parent in connection with the Merger Agreement and the transactions contemplated thereby; and
(f)    execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his, her or its respective obligations under this Agreement.
Section 4.    No Dissent. Each Principal Company Shareholder hereby waives, and agrees that he, she or it will not exercise, any rights of dissent or appraisal provided under the Merger Agreement, any applicable laws (including the MBCA) or otherwise in connection with the approval of the Merger or any of the other transactions contemplated by the Merger Agreement.
Section 5.    Termination. Notwithstanding any other provision of this Agreement, the agreements set forth in Sections 2, 3 and 4 of this Agreement shall automatically terminate on the earlier of: (a) the first anniversary of the date hereof, (b) the date of termination of the Merger Agreement in accordance with its terms; and (c) the date, if any, on which the Company publicly discloses that the board of directors of the Company (the “Company Board”) has withdrawn, qualified or adversely modified its recommendation to the shareholders of the Company that the Company’s shareholders vote in favor of the approval of the Merger Agreement, in each case because the Company Board has determined in good faith, after consultation with outside counsel, that to, or to continue to, recommend the Merger Agreement to the Company’s shareholders would result in a violation of its fiduciary duties under applicable law.
Section 6.    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Parent and all of the Principal Company Shareholders.
Section 7.    Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements and understandings, written or oral, among any of the Principal Company Shareholders and Parent concerning the acquisition, disposition or control of any shares of Company Common Stock.

Section 8.    No Economic Benefit; Absence of Control. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Common Stock. All rights, ownership and economic benefits of and relating to the Company Common Stock shall remain and belong to the applicable shareholder and Parent shall have no power or authority to direct any shareholder in the voting of any of the Company Common Stock or the performance by any shareholder of his, her or its duties or responsibilities as a shareholder of the Company, except as otherwise provided herein. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Parent, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated by the Merger Agreement) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.
Section 9.    Informed Action. Each Principal Company Shareholder acknowledges that he, she or it has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Company Shareholder further acknowledges that he, she or it has received a copy of the Merger Agreement and is familiar with its terms.
Section 10.    Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 11.    Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e‑mail of a portable data file (pdf) of the document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

If to Parent, to:
Level One Bancorp, Inc.
32991 Hamilton Court
Farmington Hills, MI 48334
Facsimile: (248) 536-5060
Attention: David C. Walker
Chief Financial Officer
with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Electronic Mail: bill.fay@bfkn.com
Attention: Bill Fay

If to a Principal Company Shareholder, to the mailing address, e-mail address or facsimile number set forth for such Principal Company Shareholder on the applicable signature page hereof.

Section 12.    Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.
Section 13.    Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Michigan applicable to contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Michigan solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 14.    Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of Parent, and their successors and permitted assigns, and the Principal Company Shareholders and their respective directors and officers, successors and assigns, spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of the Principal Company Shareholder. This Agreement may be assigned only by Parent, and then only to an Affiliate of Parent.
Section 15.    Interpretation. In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) references to a statute shall refer to the statute, as amended from time to time, and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iii) “including” means “including, but not limited to”; (iv) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (v) the captions and headings of articles and sections of Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (vi) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
Section 16.    Directors and Officers. The parties hereto acknowledge that nothing in this Agreement is intended or shall be construed to require any Principal Company Shareholder, in his or her capacity as a director and/or officer of the Company and/or Ann Arbor State Bank, as applicable, to act or fail to act in accordance with his, her or its fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Company Shareholder makes any agreement or understanding herein in his, her or its capacity as a director and/or officer of the Company and/or Ann Arbor State Bank.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the date first set forth above.

LEVEL ONE BANCORP, INC. By: _____________________________________ Name: Title:

[Signature Page to Voting Agreement]

Principal Company Shareholders	Number of shares of Company Common Stock owned	Address and contact information
________________________________ signature _______________________________ printed name	________________	________________________________ ________________________________ Facsimile: _______________________ Email: __________________________
________________________________ signature _______________________________ printed name	________________	________________________________ ________________________________ Facsimile: _______________________ Email: __________________________
________________________________ signature _______________________________ printed name	________________	________________________________ ________________________________ Facsimile: _______________________ Email: __________________________

[Signature Page to Voting Agreement]

Principal Company Shareholders	Number of shares of Company Common Stock owned	Address and contact information
________________________________ signature _______________________________ printed name	________________	________________________________ ________________________________ Facsimile: _______________________ Email: __________________________
________________________________ signature _______________________________ printed name	________________	________________________________ ________________________________ Facsimile: _______________________ Email: __________________________
________________________________ signature _______________________________ printed name	________________	________________________________ ________________________________ Facsimile: _______________________ Email: __________________________

[Signature Page to Voting Agreement]

Principal Company Shareholders	Number of shares of Company Common Stock owned	Address and contact information
________________________________ signature _______________________________ printed name	________________	________________________________ ________________________________ Facsimile: _______________________ Email: __________________________
________________________________ signature _______________________________ printed name	________________	________________________________ ________________________________ Facsimile: _______________________ Email: __________________________

[Signature Page to Voting Agreement]

Exhibit B
Form of Bank Consolidation Agreement
CONSOLIDATION AGREEMENT
This CONSOLIDATION AGREEMENT (the “Consolidation Agreement”) is entered into as of [●], 2019, by and between Level One Bank, a Michigan state-chartered bank (“Parent Bank”), and Ann Arbor State Bank, a Michigan state-chartered bank (“Company Bank”).
RECITALS
WHEREAS, Level One Bancorp, Inc., a Michigan corporation (“Parent”), AASB Acquisition, Inc., a Michigan corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Ann Arbor Bancorp, Inc., a Michigan corporation (“Company”), entered into that certain Agreement and Plan of Merger dated as of August 12, 2019 (the “Merger Agreement”), which provides for the merger of the Merger Sub with and into the Company (the “Company Merger”);
WHEREAS, Parent and the Company, as the current sole shareholders of Parent Bank and Company Bank, respectively, desire to effect a consolidation of Company Bank with and into Parent Bank (the “Bank Consolidation”) immediately following the Company Merger, with Parent Bank surviving as the consolidated bank (the “Consolidated Bank”); and
WHEREAS, the boards of directors of Parent Bank and the Company Bank have each approved this Consolidation Agreement and designated the officers of Parent Bank and the Company Bank whose names appear on the signature pages hereto as their respective representatives for purposes of Section 3701 of the Michigan Banking Code (the “MBC”), and Parent, as the sole shareholder of Parent Bank, and the Company, as the sole shareholder of the Company Bank, have each waived the shareholder meeting requirement of Section 3701 of the MBC with respect to the Bank Consolidation;
NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein, and the representations, warranties, covenants and agreements of the parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
THE BANK CONSOLIDATION
Section 1.1    Bank Consolidation. Upon the terms and subject to the conditions of this Consolidation Agreement, and in accordance with the MBC, Company Bank shall be consolidated with and into Parent Bank at the Bank Consolidation Effective Time.
Section 1.2    Bank Consolidation Effective Time. The Bank Consolidation shall be effective immediately following the satisfaction or waiver of the conditions set forth herein, or such later time as certified by the director of the Michigan Department of Insurance and Financial Services (the “Bank Consolidation Effective Time”).
Section 1.3    Articles of Incorporation and Bylaws.
(a)    The Articles of Incorporation of Parent Bank in effect immediately prior to the Bank Consolidation Effective Time shall be the Articles of Incorporation of the Consolidated Bank immediately after the Bank Consolidation Effective Time. The Bank Consolidation shall have the effects set forth in the MBC and this Consolidation Agreement. Without limiting the generality of the foregoing, at the Bank Consolidation Effective Time the title to all property, real, personal, and mixed, shall be transferred to the Consolidated Bank, and shall not revert or be in any way impaired by reason of this Consolidation Agreement.
(b)    The Bylaws of Parent Bank in effect immediately prior to the Bank Consolidation Effective Time shall be the Bylaws of the Consolidated Bank immediately after the Bank Consolidation Effective Time.
Section 1.4    Directors and Officers. The initial board of directors of the Consolidated Bank will be comprised of those individuals serving as directors of Parent Bank immediately prior to the Bank Consolidation Effective Time. The initial officers of the Consolidated Bank will be comprised of those individuals serving as officers of Parent Bank immediately prior to the Bank Consolidation Effective Time.
Section 1.5    Offices. The principal office of the Consolidated Bank will be located at 32991 Hamilton Court, Farmington Hills, Michigan 48334. The other offices of the Consolidated Bank shall be the existing offices of Parent Bank and Company Bank, and such other branches as may be duly authorized and established from time to time.
Section 1.6    Approval. Each of Parent and the Company has waived the shareholder meeting requirement of Section 3701 of the MBC with respect to the Bank Consolidation.
ARTICLE II
MANNER AND BASIS OF CONVERTING SHARES OF STOCK
Section 2.1    Manner of Conversion. At the Bank Consolidation Effective Time, by virtue of the Bank Consolidation and without any action on the part of the holders thereof, the shares of Parent Bank and the Company Bank shall be converted as follows:
(a)    Each share of Parent Bank common stock issued and outstanding immediately prior to the Bank Consolidation Effective Time shall remain issued and outstanding from and after the Bank Consolidation Effective Time, and shall be the only issued and outstanding shares of the Consolidated Bank.
(b)    Each share of Company Bank common stock issued and outstanding at the Bank Consolidation Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

ARTICLE III
CONDITIONS PRECEDENT TO CLOSING
The obligations of Parent Bank and Company Bank to consummate the Bank Consolidation are subject to the satisfaction of each of the following conditions (any of which may be waived upon the mutual agreement of Parent Bank and Company Bank):
Section 3.1    Completion of the Company Merger. The Company Merger shall have been completed pursuant to the Merger Agreement.
Section 3.2    Regulatory Approvals. Each state or federal regulatory authority having jurisdiction over the Bank Consolidation shall have approved or consented to the Bank Consolidation, and all other required regulatory approvals with respect to the Bank Consolidation shall have been received and all applicable waiting periods shall have expired.
ARTICLE IV
TERMINATION AND AMENDMENT
Section 4.1    Termination. This Consolidation Agreement may be terminated at any time before the Bank Consolidation Effective Time by written agreement of Parent Bank and Company Bank. This Consolidation Agreement shall be terminated automatically in the event the Merger Agreement is validly terminated. In the event of a valid termination of this Consolidation Agreement pursuant to this Section 4.1, this Consolidation Agreement shall automatically become null and void, and there shall be no liability of one party to the other.
Section 4.2    Amendments. To the extent permitted by law, this Consolidation Agreement may be amended by a subsequent writing signed by each of Parent Bank and Company Bank.
ARTICLE V
MISCELLANEOUS
Section 5.1    Notices. All notices, consents, waivers and other communications under this Consolidation Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service, or delivered by facsimile or email (with confirmation), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent Bank, to: Level One Bank 32991 Hamilton Court Farmington Hills, MI 48334 Facsimile: (248) 536-5060 Attention: David C. Walker Chief Financial Officer
with copies, which shall not constitute notice, to: Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 Email: bill.fay@bfkn.com Attention: Bill Fay

If to the Company Bank, to: Ann Arbor State Bank 125 West William Street Ann Arbor, MI 48104 Email: PSchork@a2sb.com Attention: Peter F. Schork Chief Executive Officer
with copies, which shall not constitute notice, to:
Varnum LLP
Bridgewater Place, Suite 1700
333 Bridge St., NW
Grand Rapids, MI 49504
Facsimile: 616-336-7000
Email: hkoning@varnumlaw.com
Attention: Harvey Koning

Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; and (c) if by facsimile, on the next Business Day.
Section 5.2    Counterparts. This Consolidation Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile, PDF or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
Section 5.3    Persons Bound; No Assignment. This Consolidation Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party to this Consolidation Agreement may assign any of its rights under this Consolidation Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void.
Section 5.4    Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Consolidation Agreement and the documents referred to in this Consolidation Agreement.
Section 5.5    Governing Law. This Consolidation Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Consolidation Agreement to be executed by their respective officers on the day and year first written above.

LEVEL ONE BANK By: _____________________________________ Name: Title:

[Signature page to Consolidation Agreement]

ANN ARBOR STATE BANK By: _____________________________________ Name: Title:

[Signature page to Consolidation Agreement]

Exhibit C
Form of Restated Articles of Incorporation of the Surviving Corporation

CSCL/CD-510d (Rev. 06/18)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS
CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU

Date Received	AC1 (FOR BUREAU USE ONLY)
	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name		
Address		
City	State	ZIP Code

EFFECTIVE DATE:

Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office.

RESTATED ARTICLES OF INCORPORATION

For use by Domestic Profit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned execute the following Articles:

1. The present name of the corporation is:
   Ann Arbor Bancorp, Inc.
2. The identification number assigned by the Bureau is: 02673X
3. All former names of the corporation are:
4. The date of filing the original Articles of Incorporation was: July 29, 2009

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation.

ARTICLE I

The name of the corporation is:

Ann Arbor Bancorp, Inc.

ARTICLE II

The corporation is organized for the sole and specific purpose of rendering the following professional service(s):

To engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan

ARTICLE III

The total authorized shares:

1. Common Shares 100

   Preferred Shares 0

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

ARTICLE IV

1. The name of the resident agent: ____________________

2. The street address of the registered office is:

   ____________________ (Street Address) ____________________ (City), Michigan ____________ (Zip Code)

3. The mailing address of the registered office, if different than above:

   ____________________ (Street Address or P.O. Box) ____________________ (City), Michigan ____________ (Zip Code)

ARTICLE V

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between the corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or share holder thereof, or an application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all of the shareholders or class of shareholders and also on this corporation.

ARTICLE VI (Optional. Delete if not applicable)

Any action required or permitted under the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares that have at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder who signs the consent. Written consents are not effective to take corporate action unless within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation that has custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders that would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and that have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3).

ARTICLE VII

This corporation fully complies with Chapter 2A of the Business Corporation Act. All shareholders are duly licensed or otherwise legally authorized to render one or more of the professional service(s) for which the corporation is organized, unless otherwise provided in Section 284 of the Act.

5. COMPLETE SECTION (a) IF THE RESTATED ARTICLES WERE ADOPTED BY THE UNANIMOUS CONSENT OF THE INCORPORATOR(S) BEFORE THE FIRST MEETING OF THE BOARD OF DIRECTORS, OTHERWISE, COMPLETE SECTION (b). **DO NOT COMPLETE BOTH.**

a. ☐ These Restated Articles of Incorporation were duly adopted on the ______________ day of ______________, ________, in accordance with the provisions of Section 642 of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors.

Signed this ______________ day of ______________, ________

______________________________ ______________________________

______________________________ ______________________________

(Signatures of Incorporators; Type or Print Name Under Each Signature)

b. ☑ These Restated Articles of Incorporation were duly adopted on the ______________ day of ______________, ________, in accordance with the provisions of Section 642 of the Act: (check one of the following)

☐ by the shareholders at a meeting in accordance with section 611(3) of the Act

☐ were duly adopted by the written consent of the shareholders that have at least the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders that have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

☐ were duly adopted by the written consent of the shareholders entitled to vote in accordance with section 407(2) of the Act.

Signed this ________ day of ______________, ________

By ______________________________
(Signature of an authorized officer or agent)

____
(Type or Print Name)

Attachment to Restated Articles of Incorporation of Ann Arbor Bancorp, Inc.
ARTICLE VIII
A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take action as a director, except liability for any of the following: (i) the amount of financial benefit received by a director to which he or she is not entitled, (ii) the intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of Section 551 of the Michigan Business Corporation Act (the “Act”), or (iv) an intentional criminal act.
If the Act is amended to authorize corporate action further eliminating or limiting the personally liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to actions occurring prior to such repeal or modification.
ARTICLE IX
Directors and officers of the Corporation shall be indemnified in connection with any actual or threatened action or proceeding (including civil, criminal, administrative or investigative proceedings) arising out of their service to the Corporation or to another organization at the Corporation’s request, and shall be paid expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted by law. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors or the Bylaws of the Corporation. The provisions of this Article shall be applicable to actions or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof, and to persons who have ceased to be directors, officers or employees, and shall inure to the benefit of their heirs, executors and administrators. The right to indemnification and advancement of expenses conferred hereunder shall be a contract right which may not be modified retroactively without the written consent of the director or officer and shall not be deemed exclusive of any other rights to indemnification or advancement of expenses such person may have or to which such person may be entitled.

Exhibit D
Form of Legal Opinion
To our knowledge, there are no Proceedings, pending or threatened, against or affecting the Company, Company Bank or any of their respective Subsidiaries, at law or in equity or before or by any Governmental Authority, or before any arbitrator of any kind.

D-1